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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13-d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           Penske Motorsports, Inc.
                           ------------------------
                               (Name of Issuer)

                         Common Stock, $.01  par value
                        ------------------------------
                        (Title of Class of Securities)

                                  709598 10 6
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 709598 10 6          SCHEDULE 13G              PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      KAISER VENTURES INC.
      94-0594733

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      STATE OF DELAWARE, U.S.A

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,627,923

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,627,923

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,627,923

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.16%

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      TYPE OF REPORTING PERSON*
12
      CO

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ITEM 1.  (A)   NAME OF ISSUER:   Penske Motorsports, Inc.

         (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                 3270 W. Big Beaver Road, Suite 130
                                 Troy,  Michigan  48084

ITEM 2.  (A)   NAME OF PERSONS FILING: Kaiser Ventures Inc.

         (B)   ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE:
                                 3633 E. Inland Empire Blvd., Suite 850
                                 Ontario, California  91764

         (C)   CITIZENSHIP:      Incorporated in Delaware, USA

         (D)   TITLE OF CLASS OF SECURITIES:  common stock

         (E)   CUSIP NUMBER:     483100 10 3


ITEM 3.  IT THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), CHECK WHETHER
         THE PERSON FILING IS A:        Inapplicable

         (a)   [ ]  Broker or dealer registered under Section 165 of the Act,

         (b)   [ ]  Bank as defined in Section 3(a) (6) of the Act,

         (c)   [ ]  Insurance Company as defined in Section 3(a) (19) of the
                    Act.

         (d)   [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act,

         (e)   [ ]  Investment Adviser registered under Section 203 of the
                    Investment Advisers ac of 1940,

         (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employer Retirement Income Security Act of 1974 or Endowment Fund; see (13-d-1)(b)(1)(ii)(F),

         (g)   [ ]  Parent Holding Company, in accordance with Rule (13d-
                    1)(b)(ii)(G); see item 7,

         (h)   [ ]  Group, in accordance with the Rule 13-d-1(b)(ii)(H).
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ITEM 4.  OWNERSHIP

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of my month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a) Amount beneficially owned:                      1,627,923


      (b) Percent of class:                               12.29%


      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,627,923

          (ii)  Shared power to vote or to direct the vote none

          (iii) Sole power to dispense or to direct the disposition of
1,627,923

          (iv)  Share power to dispose or to direct the disposition of      none

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following  [   ]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON not applicable


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED IN BY THE PARENT HOLDING COMPANY       not
         applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP  not applicable


ITEM 10.  CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 12, 1997


                              KAISER VENTURES INC.
                              a Delaware corporation



                              By: /s/ Gerald A. Fawcett
                                  ------------------------------
                                  Gerald A. Fawcett
                                  President